Exhibit 99.1
News Release

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services Reports Fourth Quarter
And Full Year 2007 Results

BATON ROUGE, Louisiana — (March 7, 2008) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the fourth quarter ended December 31, 2007. The Company’s fourth quarter results reflect a full three months of operations for the J.W. Burress, Incorporated acquisition, which was consummated on September 1, 2007.

Fourth Quarter 2007 Summary

•	Revenues increased 34.4% to $289.7 million versus $215.5 million a year ago.

•	Gross profit increased 21.6% to $85.2 million from $70.1 million a year ago.

•	EBITDA increased 14.7% to $67.3 million compared to $58.7 million of EBITDA a year ago.

•	Income from operations increased 6.3% to $37.3 million compared to $35.1 million a year ago. Income from operations was impacted by increased selling, general and administrative costs (including increased amortization of intangibles of $0.8 million).

•	Net income decreased to $17.1 million compared to $20.5 million a year ago, reflecting a higher effective income tax rate of 37.6% versus 23.8% a year ago.

•	Earnings per diluted common share decreased to $0.45 compared to $0.54 on an increased effective income tax rate of 37.6%. With a 37.6% effective income tax rate in both periods, earnings per diluted common share increased 2.3% to $0.45 from $0.44 a year ago.

“Our fourth quarter results reflected solid year-over-year performance as we continued to experience strong new equipment sales due to the demand for cranes, resulting in a 68.3% increase. Rental revenues were also solid at an 18.5% increase, or a 13.0% increase excluding rental revenues from the Burress acquisition,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Dollar utilization decreased to 39.1% compared to 40.1% a year ago. Our dollar returns will continue to be negatively impacted by Burress in the short-term, as they still operate primarily as a distributor with lower dollar utilization than our rent to rent operations. Burress’ rental returns will increase as we improve its fleet mix, utilization and rates. Excluding Burress’ rental results from the quarter, our dollar utilization increased over the prior year to 40.9%. Our Gulf Coast region, Intermountain region and aerial stores outside of Florida and Southern California continue to deliver strong year-over-year performance. The Florida and Southern California markets remain challenging. Burress also delivered weaker than expected results due to market softness in the Mid-Atlantic and the challenges of transitioning from Hitachi to Link-Belt.”

“Our revenues grew $74.2 million, or 34.4%, from a year ago. Burress’ revenues were $32.3 million in the quarter resulting in 19.4% top-line growth on an organic basis,” commented Leslie Magee, H&E Equipment Services’ chief financial officer. “Excluding revenue growth attributable to Burress, we continued to see fairly consistent trends with recent quarters. We realized record new equipment sales, and also achieved double-digit revenue growth in rentals and in our product support business. Used equipment sales declined on a year-over-year basis.”

“Gross margin for the quarter was 29.4% compared to 32.5% a year ago with a significant portion of the margin decline attributable to the continued shift in revenue mix to new equipment sales. Gross margin was also affected by a decline in margins on the sale of used equipment primarily due to lower margins on Burress fleet sales. Rental gross margins declined primarily due to the weakness in Southern California, Florida and Mid-Atlantic markets in addition to increased depreciation costs as a result of de-aging our fleet during the year,” said Ms. Magee.

“Since the stock buy-back program was authorized in November 2007, the Company repurchased approximately 0.7 million shares in the open market prior to year-end. As of February 29, 2008, we have repurchased an additional 1.0 million shares since the first of this year,” commented Ms. Magee.

2008 Outlook

“Due to the continued strength of our end markets, we believe 2008 will be another solid growth year for H&E Equipment Services,” said Mr. Engquist.

•	Revenue – The Company expects 2008 revenue in the range of $1.134 billion to $1.161 billion.

•	EBITDA – The Company expects 2008 EBITDA in the range of $264 million to $279 million.

•	Earnings Per Diluted Share – The Company expects 2008 earnings per share in the range of $1.84 to $2.09 per share based on an estimated 36.5 million diluted common shares outstanding and an estimated effective income tax rate of approximately 35.0%. The estimated diluted common shares outstanding reflect the impact of repurchases through February 29, 2008.

FINANCIAL DISCUSSION FOR FOURTH QUARTER ENDED DECEMBER 31, 2007

•	Revenues – Total fourth quarter revenues increased $74.2 million to $289.7 million from $215.5 million in the fourth quarter of 2006. Fourth quarter revenues included $32.3 million from Burress. The following is revenue by business segment for the fourth quarter of 2007 versus the fourth quarter of 2006:

•	Equipment rentals – Equipment rental revenues were $78.2 million compared with $66.0 million, reflecting an increase of $12.2 million, or 18.5%. At the end of the fourth quarter of 2007, the original acquisition cost of the Company’s rental fleet was $803.2 million, up $148.0 million from $655.2 million at the end of the fourth quarter of 2006. Fourth quarter equipment rental revenues included $3.6 million from Burress. Dollar utilization was 39.1%, including the fourth quarter results from Burress, compared to 40.1% for the fourth quarter of 2006. Dollar utilization was 40.9% excluding the three month results from Burress.

•	New equipment sales – New equipment sales were $114.3 million compared with $67.9 million, reflecting an increase of $46.4 million, or 68.3%. Fourth quarter new equipment sales included $13.2 million from Burress.

•	Used equipment sales – Used equipment sales were $38.6 million compared to $36.5 million, reflecting an increase of $2.1 million, or 5.5%. Fourth quarter used equipment sales included $8.1 million from Burress.

•	Parts sales - Parts sales were $28.5 million, representing a $8.0 million, or 39.0%, increase compared with $20.5 million. Fourth quarter parts sales included $5.0 million from Burress.

•	Service revenues - Service revenues were $17.5 million, representing a $3.6 million, or 25.5%, increase compared with $13.9 million. Fourth quarter service revenues included $1.8 million from Burress.

•	Gross Profit – Total gross profit for the fourth quarter of 2007 was $85.2 million compared with $70.1 million for the fourth quarter of 2006, reflecting an increase of $15.1 million, or 21.6%. Fourth quarter gross profit margin decreased to 29.4% from 32.5% for the fourth quarter of 2006. Fourth quarter gross profit included $6.6 million from Burress. The following is gross profit by business segment for the fourth quarter of 2007 versus the fourth quarter of 2006:

•	Equipment Rentals – Gross profit from equipment rentals increased to $40.6 million from $35.4 million. Fourth quarter equipment rental gross profit included $1.4 million from Burress.

•	New equipment sales – New equipment sales gross profit increased to $15.2 million from $8.5 million. Fourth quarter new equipment sales gross profit included $1.8 million from Burress.

•	Used equipment sales – Used equipment sales gross profit decreased to $8.8 million compared to $10.0 million. Fourth quarter used equipment sales gross profit included $0.7 million from Burress.

•	Parts sales – Gross profit from parts sales increased to $8.9 million from $6.1 million. Fourth quarter parts gross profit included $1.5 million from Burress.

•	Service revenues – Gross profit from service revenues increased to $11.3 million from $9.1 million. Fourth quarter service gross profit included $1.4 million from Burress.

•	Selling, General And Administrative Expenses – Selling, general and administrative expenses for the fourth quarter of 2007 were $47.9 million compared with $35.1 million last year, a $12.8 million, or 36.5%, increase. As a percentage of total revenues, selling, general and administrative expenses for the fourth quarter of this year were 16.5% compared with 16.3% last year. Fourth quarter selling, general and administrative expenses included $5.3 million from Burress.

•	Income From Operations – The Company reported income from operations of $37.3 million compared to $35.1 million in the fourth quarter of last year, reflecting an increase of $2.2 million, or 6.3%. Fourth quarter income from operations included $1.4 million from Burress.

•	Net Income – Net income decreased to $17.1 million from $20.5 million in the fourth quarter of last year. The effective tax rate increased to 37.6% in the fourth quarter of 2007 as compared with 23.8% last year.

•	EBITDA – EBITDA for the fourth quarter increased $8.6 million, or 14.7%, to $67.3 million compared with $58.7 million during the fourth quarter of 2006. EBITDA as a percentage of revenues was 23.2% compared with 27.2% in the fourth quarter of 2006. Burress contributed $3.7 million of EBITDA for the three months ended December 31, 2007.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2007

During the quarterly period ended March 31, 2006, the Company recorded a one-time expense for $8.0 million of fees paid in connection with the termination of a management services agreement. Additionally, the Company recorded a nonrecurring loss on early extinguishment of debt in the quarterly period ended September 30, 2006 of approximately $40.8 million reflecting payment of tender premiums and other estimated costs in connection with the tender offer and consent solicitation completed on August 4, 2006, combined with the write off of unamortized deferred financing costs and unamortized original issue discount on the Senior Secured and Senior Subordinated Notes. The Company recorded an additional $0.3 million loss on early extinguishment of debt in the quarterly period ending September 30, 2007 on the remaining $4.5 million of principal amount of Senior Secured Notes redeemed on July 31, 2007. The Company’s 2007 and 2006 operating results, as discussed below, reflect these nonrecurring items. The Adjusted EBITDA results presented in this release exclude these nonrecurring items from the twelve months ended December 31, 2007 and 2006.

•	Revenues – Total 2007 revenues increased $198.7 million to $1.0 billion from $804.4 million in 2006. Total 2007 revenues related to Burress were $42.5 million. The following is revenue by business segment for 2007 versus 2006:

•	Equipment rentals – Equipment rental revenues were $286.6 million compared with $251.4 million, reflecting an increase of $35.2 million, or 14.0%. Total 2007 equipment rental revenues included $4.9 million related to Burress. Dollar utilization was 40.3%, including the fourth quarter results from Burress, compared to 41.1%.

•	New equipment sales – New equipment sales were $355.2 million compared with $241.3 million, reflecting an increase of $113.9 million, or 47.2%. New equipment sales related to Burress were $16.3 million.

•	Used equipment sales – Used equipment sales were $148.7 million compared to $133.9 million, reflecting an increase of $14.8 million, or 11.1%. Used equipment sales included $11.0 million of Burress revenues.

•	Parts sales - Parts sales were $102.3 million, representing a $20.2 million, or 24.6%, increase compared with $82.1 million. 2007 Burress parts sales were $6.9 million.

•	Service revenues - Service revenues were $64.1 million, representing a $10.4 million, or 19.3%, increase compared with $53.7 million. Service revenues related to Burress were $2.6 million.

•	Gross Profit – Total gross profit for 2007 was $306.0 million compared with $263.2 million in 2006, reflecting an increase of $42.8 million, or 16.3%. 2007 gross profit margin was 30.5% compared to 32.7% in 2006. Total gross profit for 2007 included $8.9 million related to Burress. The following is gross profit by business segment for 2007 versus 2006:

•	Equipment Rentals – Gross profit from equipment rentals increased to $147.0 million from $132.7 million. Gross profit from equipment rentals included $1.8 million related to Burress.

•	New equipment sales – New equipment sales gross profit increased to $47.3 million from $30.1 million. New equipment sales gross profit included $2.2 million related to Burress.

•	Used equipment sales – Used equipment sales gross profit increased to $36.4 million compared to $36.1 million. Used equipment sales gross profit included $1.1 million related to Burress.

•	Parts sales – Gross profit from parts sales increased to $30.5 million from $24.2 million. Gross profit from parts sales included $2.1 million related to Burress.

•	Service revenues – Gross profit from service revenues increased to $41.0 million from $34.5 million. Gross profit from service revenues included $1.8 million related to Burress.

•	Selling, General And Administrative Expenses – Selling, general and administrative expenses for 2007 were $165.0 million compared with $143.6 million in 2006, a $21.4 million, or 14.9%, increase. As a percentage of total revenues, selling, general and administrative expenses for 2007 were 16.5% compared with 17.9% in 2006.

•	Income From Operations – The Company reported income from operations of $141.5 million compared to $120.0 million in 2006, reflecting an increase of $21.5 million, or 17.9%.

•	Net Income – Net income increased to $64.6 million from $32.7 million in 2006. The effective tax rate increased to 38.7% as compared with 22.9% last year.

•	EBITDA and ADJUSTED EBITDA – EBITDA for 2007 increased $81.3 million, or 49.2%, to $246.5 million compared to $165.2 million in 2006. Adjusted EBITDA for 2007 increased $32.8 million, or 15.3%, to $246.8 million compared with $214.0 million in 2006. Adjusted EBITDA as a percentage of revenues was 24.6% compared with 26.6% in 2006.

Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA and income from operations, net income and earnings per share on an as adjusted basis). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call
The Company’s management will hold a conference call to discuss fourth quarter results today, March 7, 2008, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-981-5517 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on March 7, 2008, and will continue through March 19, 2008, by dialing 719-457-0820 and entering confirmation code 7491819.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on March 7, 2008, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 63 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release is the information provided under the heading “2008 Outlook.” Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire, including the acquisition of J.W Burress, Incorporated; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

H&E EQUIPMENT SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Equipment rentals	$78,202	$66,041	$286,573	$251,374
New equipment sales	114,268	67,948	355,178	241,281
Used equipment sales	38,552	36,510	148,742	133,897
Parts sales	28,497	20,532	102,300	82,106
Service revenues	17,451	13,917	64,050	53,699
Other	12,696	10,540	46,291	42,012

Total revenues	289,666	215,488	1,003,134	804,369

Cost of revenues:
Rental depreciation	26,079	21,485	94,211	78,159
Rental expense	11,572	9,155	45,374	40,582
New equipment sales	99,022	59,543	307,897	211,158
Used equipment sales	29,747	26,512	112,351	97,765
Parts sales	19,567	14,410	71,791	57,909
Service revenues	6,177	4,863	23,076	19,206
Other	12,282	9,404	42,394	36,409

Total cost of revenues	204,446	145,372	697,094	541,188

Gross profit	85,220	70,116	306,040	263,181
Selling, general and administrative expenses	47,924	35,070	165,048	143,615
Gain on sales of property and equipment, net	25	79	469	479

Income from operations	37,321	35,125	141,461	120,045
Gain (loss) on early extinguishment of debt	5	—	(320)	(40,771)
Interest expense	(10,174)	(8,342)	(36,771)	(37,684)
Other income, net	229	143	1,045	818

Income before provision for income taxes	27,381	26,926	105,415	42,408
Provision for income taxes	10,309	6,404	40,789	9,694

Net income	$17,072	$20,522	$64,626	$32,714

EARNINGS PER SHARE:
Basic – Earnings per share	$0.45	$0.54	$1.70	$0.89

Basic — Weighted average number of common shares outstanding	37,989	38,070	38,065	36,933

Diluted – Earnings per share	$0.45	$0.54	$1.70	$0.88

Diluted — Weighted average number of common shares outstanding	37,989	38,130	38,065	36,982

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	December 31,	December 31,
	2007	2006
Cash	$14,762	$9,303
Rental equipment, net	577,628	440,454
Total assets	1,012,853	759,942
Total debt (1)	374,951	265,965
Total liabilities	724,775	524,358
Stockholders’ equity	288,078	235,584
Total liabilities and stockholders’ equity	$1,012,853	$759,942

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, senior secured notes (at December 31, 2006), capital lease obligation (at December 31, 2007) and notes payable obligations, net of original issue discount, where applicable.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Twelve Month Period Ended December 31,
	2007		2007
	(As Reported)	Adjusted	(As Adjusted)

Income from operations	$141,461	$—	$141,461
Loss on early extinguishment of debt(1)	(320)	320	—
Interest expense	(36,771)	—	(36,771)
Other income, net	1,045	—	1,045

Income before provision for income taxes	105,415	320	105,735
Provision for income taxes(2)	40,789	124	40,913

Net income	$64,626	$196	$64,822

EARNINGS PER SHARE(3)
Basic – Earnings per share	$1.70	$0.01	$1.70
Basic – Weighted average number of common shares outstanding	38,065	38,065	38,065
Diluted – Earnings per share	$1.70	$0.01	$1.70
Diluted – Weighted average number of common shares outstanding	38,065	38,065	38,065

(1) Adjustment relates to a loss on early extinguishment of the Company’s Senior Secured Notes in July 2007 and Senior Secured and Senior Subordinated Notes in August 2006.
(2) Amounts presented reflect our effective tax rate for 2007 and 2006 of approximately 38.7% and 22.9%, respectively.
(3) Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Twelve Month Period Ended December 31,
	2006		2006
	(As Reported)	Adjusted	(As Adjusted)

Gross profit	$263,181	$—	$263,181
Selling, general and administrative expenses(4)	143,615	(8,000)	135,615
Gain on sales of property and equipment, net	479	—	479
Income from operations	120,045	8,000	128,045
Loss on early extinguishment of debt (1)	(40,771)	40,771	—
Interest expense	(37,684)	—	(37,684)
Other income, net	818	—	818

Income before provision for income taxes	42,408	48,771	91,179
Provision for income taxes(2)	9,694	11,169	20,863

Net income	$32,714	$37,602	$70,316

EARNINGS PER SHARE(3)
Basic – Earnings per share	$0.89	$1.02	$1.90
Basic – Weighted average number of common shares outstanding	36,933	36,933	36,933
Diluted – Earnings per share	$0.88	$1.02	$1.90
Diluted – Weighted average number of common shares outstanding	36,982	36,982	36,982

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$17,072	$20,522	$64,626	$32,714
Interest expense	10,174	8,342	36,771	37,684
Provision for income taxes	10,309	6,404	40,789	9,694
Depreciation	28,979	23,391	103,221	85,077
Amortization of intangibles	790	12	1,060	46

EBITDA	67,324	58,671	246,467	165,215
(Gain) loss on early extinguishment of debt (1)	(5)	¯	320	40,771
Management services agreement termination fee (4)	¯	¯	¯	8,000

Adjusted EBITDA	$67,319	$58,671	$246,787	$213,986

(1) Adjustment relates to a loss on early extinguishment of the Company’s Senior Secured Notes in July 2007 and Senior Secured and Senior Subordinated Notes in August 2006.
(2) Amounts presented reflect our effective tax rate for 2007 and 2006 of approximately 38.7% and 22.9%, respectively.
(3) Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.
(4) Adjustment relates to a non-recurring charge of $8.0 million for the termination of a management services agreement in connection with the Company’s initial public offering in February 2006.